Exhibit 99.1

Response Biomedical Corp. announces the hire of Mr. Darby L. Darilek as Director of U.S. Sales to expand its presence and commitment to the U.S. market

Vancouver, British Columbia, February 26, 2013 – Response Biomedical Corp. (“Response, or the Company”) (TSX: RBM, OTCBB: RPBIF) is pleased to announce that Mr. Darby L. Darilek joined the Company on February 25, 2013 as its Director of U.S. Sales.

“This is an important hire for Response as we continue to solidify our plans to gain U.S. market share for our well-received product portfolio. This strategic hire comes on the heels of a successful U.S. FDA audit, the launch of the RAMP® 200 in the U.S. for use in laboratory settings and the recent signing of two significant U.S. based distribution agreements. We are pleased that Mr. Darilek has chosen to join Response at this critical juncture and that he will be leading the multitude of growth initiatives that we have enacted in the U.S. marketplace,” said Tim Shannon, Senior Vice President of Worldwide Sales and Marketing for Response.

Mr. Darilek brings a tremendous amount of Clinical, Sales and Sales Management experience to Response. He started his career as a Registered Respiratory Therapist and Perfusionist before pursuing a career in Sales and Sales Management. He enjoyed success as an Orthopedic Sales Consultant with Biomet Central Texas Orthopedics, Inc. before moving into a Sales Management role with Stryker Orthopedics, Inc. Most recently, Mr. Darilek was a Regional Sales Manager at Teleflex, Inc./Arrow International responsible for managing a business unit with sales of approximately $25 million. Over the course of his seven year tenure at Teleflex/Arrow, Mr. Darilek won numerous awards including Regional Sales Manager of the Year in 2010 and 2011. He was a finalist for the award in 2012 prior to his departure from the Company after posting the highest percentage of achievement to plan and the highest year over year revenue growth for the third consecutive year. He will bring proven sales and distributor management expertise to Response’s U.S. efforts. Mr. Darilek received his Bachelor of Science in Perfusion Technology from the University of Texas School of Allied Health Science and his Master of Business Administration from Our Lady of the Lake University.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the early detection of heart attack, congestive heart failure, Flu A + B and RSV. In the non-clinical market, RAMP® tests are currently provided for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our growth initiatives in the U.S. marketplace, the expansion of the RAMP® technology into U.S. based laboratories and the impact that it will have on the Company’s growth in the near term and beyond when combined with our recently announced distributorships with well-established U.S. companies. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers are cautioned not to place undue reliance on forward-looking statements included in this news release, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in the Company’s filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our amended annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
ir@responsebio.com